Exhibit 10.3

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between Investools Inc., a Delaware corporation (the “Company”), and Lee K. Barba (the “Executive”) effective as of February 15, 2007 (the “Effective Date”).

WHEREAS, the Executive is currently employed by the Company pursuant to an employment agreement between the Executive and the Company, initially dated December 6, 2001, as amended and restated effective as of March 4, 2004 (the “Prior Employment Agreement”);

WHEREAS, the Company and the Executive now desire to enter into this Agreement, which is intended, as of the Effective Date, to amend, restate, supersede and replace the Prior Employment Agreement in its entirety, to reflect the Executive’s positions and duties, his compensation, and other terms and conditions of his continued employment as Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I

EMPLOYMENT AND DUTIES

Section 1.1         The Company agrees to employ Executive and Executive agrees to be employed by the Company, subject to the terms and conditions of this Agreement, beginning as of the Effective Date and continuing for the term specified in Section 2.1.

Section 1.2         From and after the Effective Date, the Company shall employ Executive in the positions of Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company (the “Board of Directors”).

Section 1.3         Executive agrees to serve in the positions referred to in Section 1.2 hereof and to perform diligently and to the best of his abilities the duties and services pertaining to such offices as set forth in the Bylaws of the Company in effect on the Effective Date, as well as such additional duties and services appropriate to such offices as the Board of Directors may reasonably assign to Executive from time to time.

Section 1.4         Executive agrees, during the period of his employment by the Company, to devote his full business time, energy and best efforts to the business and affairs of the Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the prior written consent of the Board of Directors. Notwithstanding the foregoing, the parties recognize and agree that Executive may engage in passive personal investments and charitable or public service activities and serve on the board of directors of corporations to the extent that such activities do not conflict with the business and affairs of the Company or interfere with Executive’s performance of his duties and obligations hereunder.

Section 1.5  During the Employment Term (as defined below), Executive will comply with the terms of the Company’s written corporate governance policies, including but not limited to its code of business conduct and ethics, as amended from time to time.

ARTICLE II

TERM AND TERMINATION OF EMPLOYMENT

Section 2.1         EMPLOYMENT.  The Company agrees to employ the Executive and the Executive hereby accepts employment, in accordance with the terms and conditions set forth herein, for a term (the “Employment Term”) commencing on the Effective Date and terminating, unless otherwise terminated earlier in accordance with Article II, on March 4, 2010 (the “Initial Employment Term”), provided that the Employment Term shall be automatically extended, subject to earlier termination in accordance with Article II, for successive additional one (1) year periods (each, an “Additional Term”), unless, at least ninety (90) days prior to the end of the Initial Employment Term or the then Additional Term, the Company or the Executive has notified the other in writing that the Employment Term shall terminate at the end of the then current Employment Term.

Section 2.2         TERMINATION BY COMPANY.  Notwithstanding the provisions of Section 2.1 hereof, the Company shall have the right to terminate Executive’s employment under this Agreement at any time in accordance with the following provisions:

(a)                                  upon Executive’s death;

(b)                                 due to “Disability,” which for purposes of this Agreement shall mean the Executive’s becoming incapacitated or disabled by accident, sickness or other circumstance which impairment (despite reasonable accommodation) renders him mentally or physically incapable of performing the duties and services required of him hereunder for a period of at least 120 consecutive days or for a period of 180 business days during any 12-month period;

(c)                                  for “Cause,” which for purposes of this Agreement shall mean any of the following:

(i)                                     a willful, material act or willful, material acts of dishonesty or disloyalty by Executive in the performance of his duties hereunder materially adversely affecting the Company and its affiliates;

(ii)                                  Executive’s willful breach of any of his material obligations under this Agreement which remains uncorrected for 20 days following written notice specifying such breach given by the Company to Executive;

(iii)                               Executive’s gross negligence or willful misconduct in the performance of the duties and services required of him pursuant to this Agreement;

(iv)                              Executive’s conviction of a felony; or

(v)                                 Executive’s willful, material violation of any federal or state securities law;

PROVIDED, HOWEVER, no act or failure to act by the Executive shall be considered “willful” if done or omitted to be done with the knowledge of the Board of Directors or at the direction of the Board of Directors; or

(d)                                 in the sole discretion of the Board of Directors, without Cause; PROVIDED, HOWEVER, in such case the Company shall give 15 days prior written notice to Executive of its intention to terminate Executive’s employment with the Company and shall continue to provide compensation to Executive in accordance with the terms set forth in Section 4.3 or 4.4, as applicable.

Section 2.3         TERMINATION BY EXECUTIVE  Executive shall have the right to terminate his employment under this Agreement at any time in accordance with the following provisions:

(a)                                  due to a breach by the Company of any of its obligations under this Agreement which remains uncorrected for 20 days following written notice specifying such breach given by Executive to the Company; or

(b)                                 due to a “Constructive Termination,” which for purposes of this Agreement shall mean any of the following:

(i)                                     any change in the Executive’s titles, or any material diminution in Executive’s duties, responsibilities, or authority, or the assignment to Executive of duties materially inconsistent with his titles and positions;

(ii)                                  relocation of Executive’s primary place of employment from, or any relocation of, the New York, New York office of the Company, without the consent of Executive; or

(iii)                               any failure to pay when due the Executive’s Base Salary or Annual Bonus, any reduction in the Target Bonus, or any material reduction in the benefits described under Section 3.2 from those in effect on the date hereof; or

(c)                                  In the sole discretion of Executive; PROVIDED, HOWEVER, in such case Executive shall give 15 days’ prior written notice to the Company of his intention to terminate his employment with the Company.

Section 2.4         NOTICE.  If the Company desires to terminate Executive’s employment hereunder as provided in Section 2.2 hereof or if Executive desires to terminate Executive’s employment hereunder as provided in Section 2.3 hereof, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive’s employment hereunder and stating the effective date and reason, if any, for such termination. In the event of such termination, the provisions of Articles IV through IX hereof shall continue to apply in accordance with their terms.

ARTICLE III

COMPENSATION AND BENEFITS

Section 3.1         COMPENSATION.  During the Employment Term, the Company shall provide compensation to Executive as follows:

(a)                                  BASE SALARY.  The Company shall pay the Executive an annual base salary (the “Base Salary”) at the rate set forth below, which amount shall be subject to annual review by the Board of Directors and/or the Compensation Committee of the Board of Directors (the “Compensation Committee”) for possible increases (but not decreases):

Calendar Year 2007:  $500,000

Calendar Year 2008:  $550,000

Calendar Year 2009 and thereafter:  $600,000

(b)                                 BONUS.  For each calendar year during the Employment Term, the Executive shall be eligible to receive a bonus or bonuses (the “Annual Bonus”) based upon the Executive’s performance and computed in accordance with the Company’s Management Incentive Bonus Plan (or any successor or replacement plan), including performance goals established by the Board of Directors (or a committee thereof) in consultation with Executive.  Effective with the 2007 calendar year and for each subsequent calendar year commencing during the Employment Term, the target Annual Bonus for the Executive in any calendar year shall, in the aggregate, total at least 100% of Executive’s Base Salary (the “Target Bonus”).  The Target Bonus shall be reviewed from time to time by the Compensation Committee to ascertain whether, in the judgment of the reviewing committee, such Target Bonus should be increased.  Any such Annual Bonus shall be paid to the Executive no later than two and one-half months following the end of the applicable calendar year.

(c)                                  STOCK OPTIONS.  Any stock option grants made to the Executive prior to the Effective Date that refer to the Prior Agreement shall be construed to refer to this amended and restated Agreement.  Notwithstanding the foregoing or anything in this Agreement to the contrary, to the extent any changes made by this amendment and restatement would result in the disqualification of a previously granted stock option that is intended to qualify as an incentive stock option under Section 422 of the Code, such changes shall not apply, to that extent, with respect to that stock option.  Executive shall be eligible to receive future additional stock option grants, as determined by the Compensation Committee, in its sole discretion, but in any event on a basis (including, without limitation, vesting terms, exercise price, exercise period and number of shares) which is no less favorable to Executive than is provided to any other executive of the Company and on terms no less favorable than the provisions of Article IV hereof and the next sentence below.  In the event a Change of Control occurs during the Employment Term, all outstanding stock options held by the Executive shall become fully vested and exercisable as of immediately prior to such Change of Control.

(d)                                 RESTRICTED SHARES.  Any restricted share awards made to the Executive prior to the Effective Date that refer to the Prior Agreement shall be construed to refer to this amended and restated Agreement.  Executive shall be eligible to receive future additional grants of restricted shares, as determined by the Compensation Committee, in its sole discretion, but in any event on a basis (including, without limitation, vesting terms and number of shares) which is no less favorable to Executive than is provided to any other executive of the Company and on terms no less favorable than the provisions of Article IV hereof and the next sentence below.  In the event a Change of Control occurs during the Employment Term, all outstanding restricted share awards held by the Executive shall become fully vested and free of any restrictions as of immediately prior to such Change of Control.

Section 3.2         BENEFITS.  During the Employment Term, Executive shall be afforded the following benefits:

(a)                                  BUSINESS AND ENTERTAINMENT EXPENSES.  Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, the Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to approved industry and professional organizations, and reasonable costs of entertainment incurred in connection with business development.

(b)                                 OTHER.  Subject to applicable law, Executive and, to the extent applicable, Executive’s family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to executive employees of the Company on a basis which is no less favorable to Executive than is provided to any other executive of the Company; PROVIDED, HOWEVER, that Executive and Executive’s family shall continue to participate in and be covered under the Exec-U-Care health plan under which Executive is currently covered as of the Effective Date, including improvements or modifications of the same. Such benefits, plans and programs may include, without limitation, a profit sharing plan, a thrift plan, a health insurance or health care plan, life insurance, disability insurance or a pension plan. Except for the Exec-U-Care health plan, the Company shall not, however, by reason of this Section be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees of the Company generally.

Section 3.3         PAYROLL.  Executive shall receive all compensation and reimbursements pursuant to this Agreement in accordance with the customary payroll practices of the Company’s Draper, Utah offices with respect to time and manner of payment.

ARTICLE IV

EFFECT OF TERMINATION ON COMPENSATION

Section 4.1             TERMINATION UPON DEATH.  The Employment Term shall terminate as of the date of the Executive’s death.  In the event of the Executive’s death, all of Executive’s rights to compensation and benefits provided for in Article III of this Agreement will terminate as of such date; PROVIDED HOWEVER, that the Company shall pay the Executive’s estate:

(i)            All unpaid amounts, if any, to which the Executive was entitled as of the date of his death under Sections 3.1(a) and 3.1(b) hereof, including any earned but unpaid Annual Bonus in respect of any previously completed calendar year, in each case payable within 30 days following such termination;

(ii)           All unpaid amounts to which the Executive was then entitled as perquisites or other reimbursements, payable within 30 days following such termination, and such employee benefits as to which the Executive may be entitled under the employee benefit programs in which he was then participating, payable in accordance with the provisions of such programs (the amounts set forth in clauses (i) and (ii) being hereinafter referred to as the “Accrued Amounts”);

(iii)          An amount equal to one-half of the Executive’s Base Salary (as existing at the time of death), payable in a single lump sum within 30 days following such termination; and

(iv)          An amount equal to one-half of the Executive’s then Target Bonus for the year in which the death occurs, payable in a single lump sum within 30 days following such termination.

Section 4.2             TERMINATION UPON DISABILITY.  If Executive’s employment hereunder is terminated by the Company pursuant to Section 2.2(b) hereof, all of Executive’s rights to compensation and benefits provided for in Article III of this Agreement will terminate as of such date; PROVIDED, HOWEVER, that the Executive shall be entitled to the following:

(i)                                     all Accrued Amounts;

(ii)                                  An amount equal to one-half of the Executive’s Base Salary (as existing at the time of Disability), payable in a single lump sum within 30 days following such termination; and

(iii)                               An amount equal to one-half of the Executive’s then Target Bonus for the year in which the Disability occurs, payable in a single lump sum within 30 days following such termination.

Section 4.3             TERMINATION AFTER CHANGE OF CONTROL.  If, upon or within 24 months following a Change of Control (as hereinafter defined), the Company or its successor terminates Executive’s employment without Cause, the Executive’s employment terminates due to an election by the Company to not renew the Employment Term pursuant to Section 2.1, the Executive terminates employment as a result of a Constructive Termination, or the Executive terminates employment due to a breach pursuant to the provisions set forth in Section 2.3(a) hereof, Executive will be entitled to the following:

(i)            all Accrued Amounts;

(ii)                                  a lump sum payment, within 30 days following such termination, equal to Severance Benefits (as defined in Section 4.4 below) for a period of time equal to the longer of (x) two years and (y) the period of time remaining under the then Employment Term, assuming no such termination had occurred, pro rated for any partial years (such longer period, the “Severance Period”);

(iii)                               an additional cash amount equal to a pro rata portion of the Target Bonus in effect for the year in which such termination occurs in respect of the year of termination, pro rated based on the portion of the calendar year that has elapsed through the date of termination, payable within 30 days following such termination; and

(iv)                              Executive shall continue to participate in any benefits, plans and programs referenced in Section 3.2(b) for the Severance Period; PROVIDED, HOWEVER, to the extent that any benefit under Section 3.2(b) cannot be continued during a period when Executive is not an employee of the Company, the Company shall promptly pay Executive an amount in cash equal to the economic value of such benefit, such value to be determined as of the time of termination; and

(v)                                 In addition, all then outstanding stock options held by Executive that were granted after the Effective Date shall become fully vested effective as of the date of termination.  In addition, all then outstanding unvested restricted shares held by Executive shall become fully vested and free of all restrictions effective as of the date of termination.

For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events:

(i)                                     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, whether by merger, consolidation or otherwise; provided, however, that the following acquisitions shall not constitute a Change of Control under this subsection (i): (x) any acquisition by the Company, or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(ii)                                  Individuals who, as of the effective date hereof constitute the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; PROVIDED, HOWEVER, that any individual becoming a director subsequent to the effective date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)                               Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

In the event that the definition of “change of control” (or similar concept) under the Company’s Amended and Restated 2001 Stock Option Plan or 2004 Restricted Stock Plan (or any successor plans) is amended in a manner that would be beneficial to the Executive, such amendment shall also apply under this Agreement.

Section 4.4             TERMINATION BY THE COMPANY WITHOUT CAUSE, BY THE COMPANY DUE TO NON-RENEWAL OF THE TERM, BY THE EXECUTIVE AS THE RESULT OF A CONSTRUCTIVE TERMINATION, OR BY THE EXECUTIVE DUE TO A BREACH OF AGREEMENT BY THE COMPANY.  If Executive’s employment hereunder is terminated by the Company without Cause, if Executive’s employment terminates due to an election by the Company to not renew the Employment Term pursuant to Section 2.1, or if Executive’s employment terminates due to termination by the Executive as the result of a Constructive Termination, or by the Executive pursuant to the provisions set forth in Section 2.3(a) hereof, in either case other than upon or within 24 months following a Change of Control, the Executive shall be entitled to the following:

(i)            All Accrued Amounts;

(ii)                                  A lump sum payment, within 30 days following such termination, equal to Severance Benefits (as defined below) for a period of time equal to the longer of (x) two years and (y) the period of time remaining under the then Employment Term, assuming no such termination had occurred, pro rated for any partial years (such longer period, the “Severance Period”);

(iii)                               Executive shall continue to participate in any benefits, plans and programs referenced in Section 3.2(b) for the Severance Period; PROVIDED, HOWEVER, to the extent that any benefit under Section 3.2(b) cannot be continued during a period when Executive is not an employee of the Company, the Company shall promptly pay Executive an amount in cash equal to the economic value of such benefit, such value to be determined as of the time of termination; and

(iv)                              In addition, all then outstanding stock options held by Executive that were granted after the Effective Date shall become fully vested effective as of the date of termination.  In addition, all then outstanding unvested restricted shares held by Executive shall become fully vested and free of all restrictions effective as of the date of termination.

“Severance Benefits” shall mean an amount equal to (i) the Executive’s Base Salary for the year in which such termination occurs and (ii) the greater of (A) the Target Bonus in effect for the year in which such termination occurs and (B) the actual bonus earned by Executive in the year immediately preceding such termination.

Section 4.5             TERMINATION BY THE EXECUTIVE WITHOUT CONSTRUCTIVE TERMINATION OR TERMINATION BY THE COMPANY FOR CAUSE.  In the event that the Executive’s employment with the Company is terminated for Cause, as defined by Section 2.2(c), or the Executive ‘s employment hereunder shall be terminated by Executive pursuant to the provisions set forth in Section 2.3(c) hereof prior to the expiration of the then current Employment Term, then, upon such termination, the Company shall pay the Executive all Accrued Amounts and all of Executive’s rights to compensation and benefits provided for under Article III of this Agreement shall terminate contemporaneously with the termination of such employment.  Executive shall not receive a bonus in respect of the year during which Executive’s employment terminated or any subsequent year and the Company shall have no further liability hereunder.

Section 4.6             NON-RENEWAL OF AGREEMENT BY THE EXECUTIVE.  If the Executive’s employment with the Company terminates due to an election by the Executive to not renew the Employment Term at the end of the Initial Employment Term or an Additional Term in accordance with Section 2.1 above, the Executive shall be entitled to receive, at the end of the Employment Term, all Accrued Amounts under the Agreement through the end of the Initial Employment Term or, if applicable, the then Additional Term.

Section 4.7                RELEASE OF CLAIMS.  Executive’s right to the payments and benefits under Section 4.4 (other than the Accrued Rights) shall be contingent upon Executive’s executing a release of all of Executive’s rights and claims against the Company, its officers, directors, agents, servants, and employees and their respective successors, assigns, insurers, parent companies, subsidiaries, and affiliates with respect to all matters relating to Executive’s employment or termination of employment with the Company or its parent companies, subsidiaries, or affiliates existing at the time of Executive’s execution of the release; provided that such release shall not apply to claims to (x) indemnification as a director, officer or employee, however arising, and under any applicable directors and officers insurance or similar policies, and (y) compensation, benefits or other matters to which Executive is entitled under this Agreement or the terms of the applicable benefit programs following termination of employment.  The general release shall be substantially in the form of Exhibit A hereto.

ARTICLE V

CONFIDENTIAL INFORMATION

Section 5.1         COMPANY INFORMATION.  Executive acknowledges that the Company’s business is highly competitive and that the Company’s books, records and documents, technical information, trade secrets, know-how, negative know-how, compilations, programs, devices, methods, techniques, customer lists, schedules, budgets, forecasts, financial information, marketing information, business plans and strategies, concerning its products, equipment, services and processes, procurement procedures and pricing techniques and the names of and other information (e.g., credit and financial data) concerning the Company’s customers and business associates all comprise confidential business information and trade secrets of the Company (collectively, “Confidential Information”) which are valuable, special, and unique assets of the Company which the Company uses in its business to obtain a competitive advantage over the Company’s competitors which do not know or use this information. Executive further acknowledges that protection of the Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Accordingly, Executive hereby agrees that he will not, at any time during or after his employment by the Company, make any unauthorized disclosure of any Confidential Information or make any use thereof, except for the benefit of, and on behalf of, the Company. For the purposes of this Article 5, the term “Company” shall also include affiliates of the Company.  “Confidential Information” shall not include any information that is (x) generally known to the industry or the public other than as a result of the Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties, (y) made legitimately available to the Executive by a third party without breach of any confidentiality obligation, or (z) required by law or legal process to be disclosed, provided that the Executive will give the Company prompt written notice of such requirement, disclose no more information than is so required, and cooperate, at the Company’s expense, with any attempts by the Company to obtain a protective order or similar treatment.

Section 5.2         THIRD PARTY INFORMATION.  Executive acknowledges that, as a result of his employment by the Company, he may from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company. Executive agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the Confidential Information.

Section 5.3         RETURN OF DOCUMENTS.  All written materials, records and other documents made by, or coming into the possession of, Executive during the period of his employment by the Company which contain or disclose the Confidential Information shall be and remain the property of the Company. Upon request, and in any event upon termination of Executive’s employment by the Company, for any reason, he promptly shall deliver the same, and all copies, derivatives and extracts thereof, to the Company.

Section 5.4             ACKNOWLEDGEMENT REGARDING COVENANTS.  The Executive agrees that the Executive’s promises and agreements in this Section 5 are reasonable and necessary to protect the Company’s interests and are reasonably limited in time, scope and area.  Given the Executive’s position and the information the Executive now has and will have regarding the Company, and the business relationships and goodwill which the Executive will be responsible for developing on behalf of the Company, the Executive agrees that the Company will be greatly damaged if the Executive violates these promises and agreements.  If the Executive does breach this Section 5, the Executive agrees that the Company will be entitled (in addition to any other remedy it may have) to obtain (i) a decree or order for specific performance of the promise or covenant; and (ii) an injunction restraining the violation or threatened violation of the promise or covenant.  In addition (and without affecting any of the Company’s other remedies), if the Executive does breach this Section 5 following any termination of employment with the Company, the Company will be entitled to cease making payment and providing benefits otherwise required under Article IV of this Agreement; provided, that, if and for so long as Executive is disputing as to whether such breach has actually occurred, instead of ceasing to make payments and provide benefits, the Company shall set aside into an interest bearing account the amounts that would otherwise have been payable to Executive absent such breach under the terms of this Agreement and such amounts shall be delivered (with interest) to Executive upon a final determination by a court of competent jurisdiction that such breach has not occurred.  In the event that it is finally determined by a court of competent jurisdiction that a breach has occurred, the amounts placed in escrow shall be delivered back to the Company (with interest).

ARTICLE VI
INVENTIONS, DISCOVERIES AND COPYRIGHTS

Section 6.1         INVENTIONS AND DISCOVERIES.  Executive agrees promptly and freely to disclose to the Company, in writing, any and all ideas, conceptions, inventions, improvements, and discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of his employment by the Company and which are related to the business or activities of the Company. Executive agrees to assign and hereby does assign to the Company all his interest in such ideas, conceptions, inventions, improvements, and discoveries. Executive agrees that, whenever reasonably requested to do so by the Company, at the Company’s expense, he shall assist in the preparation of any document that the Company shall deem necessary and shall execute any and all applications, assignments or other instruments that the Company shall deem necessary, in its sole discretion, to apply for and obtain protection, including patent protection, for such ideas, conceptions, inventions, improvements and discoveries in all countries of the world. The obligations in the preceding sentence shall continue beyond the termination of Executive’s employment regardless of the reason for such termination.

Section 6.2         COPYRIGHTS.  If during Executive’s employment by the Company, Executive creates any original work of authorship (each, a “Work”) fixed in any tangible medium of expression which is the subject matter of copyright (e.g., written presentations, computer programs, videotapes, drawings, maps, models, manuals or brochures) relating to the Company’s business, products, or services, whether a Work is created solely by Executive or jointly with others, the Company shall be deemed the author of a Work if the Work is prepared by Executive in the scope of his employment; or, if the Work is not prepared by Executive within the scope of his employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the Work shall be considered to be a work made for hire and the Company shall be the author of the Work. In the event a Work is not prepared by Executive within the scope of his employment or is not a Work specially ordered and deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents, does assign, to the Company all of Executive’s worldwide right, title and interest in and to such Work and all rights of copyright therein. Both during the period of Executive’s employment by the Company and thereafter, at the Company’s expense, Executive agrees to assist the Company and its nominee, at any time, in the protection of the Company’s worldwide right, title and interest in and to the work and all rights of copyright therein, including but not limited to, the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

Section 6.3         Executive represents that he has not heretofore made any invention or discovery or prepared any work which is the subject matter of copyright related to the

Company’s business which he wishes to exclude from the provisions of Section 6.1 and Section 6.2 hereof. As used in this Article VI, the “Company” shall include affiliates of the Company.

ARTICLE VII
NON-COMPETITION

Section 7.1         The restrictive covenants contained in this Article VII and in Article VIII hereof are supported by consideration to Executive hereunder. As a material incentive for the Company to enter into this Agreement, Executive hereby agrees that he will not at any time during his employment by the Company and for a period commencing on the date of termination of his employment and continuing until the expiration of 24 months (the “Non-Competition Period”), for himself or for others, in any state of the United States, or in any foreign country where the Company or any of its affiliates is then conducting any business:

(a)                                  engage in any business that is directly competitive with activities conducted by the Company (or any of the Company’s subsidiaries or divisions), which activities conducted by the Company (or any of the Company’s subsidiaries or divisions) represent in the aggregate greater than 25% of the Company’s pro forma consolidated revenues in the 12 months prior to the Executive’s termination of employment (“Competitive Activities”);

(b)                                 render advice or services to, or otherwise assist, any other person or entity who is engaged, directly or indirectly, in any business that is directly competitive with activities conducted by the Company (or any of the Company’s subsidiaries or divisions), which activities conducted by the Company (or any of the Company’s subsidiaries or divisions) represent in the aggregate greater than 25% of the Company’s pro forma consolidated revenues in the 12 months prior to the Executive’s termination of employment; or

(c)                                  interfere with or attempt to interfere with the business relationships between the Company and any suppliers or customers of the Company or any affiliate which, in any manner, would have, or is likely to have, an adverse effect upon the Company or any affiliate.

The foregoing shall not prohibit Executive’s continued participation in those activities in which he is engaged on the date hereof and which have been disclosed to the Company.  Notwithstanding the foregoing, it shall not be a violation of the foregoing provisions for the Executive to own, as an investment, securities of any person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or over-the-counter market if the Executive does not own, directly or indirectly, more than 5% of any class of securities thereof.  Further notwithstanding the foregoing, it shall not be a breach of the foregoing provisions of Section 7.1 for Executive to provide services following any termination of employment with the Company to an entity or person, that (x) is not itself engaged in Competitive Activities but has an affiliate that is engaged in Competitive

Activities (or that has an affiliate that has a division, business unit or segment that is engaged in Competitive Activities) or (x) has one or more distinct lines of business which are not engaged in Competitive Activities, and has a division, business unit or segment that is engaged in Competitive Activities, if, in either case (x) or (y), as applicable, Executive does not and will not, during the Restricted Period, provide services or advice with respect to the operations, management, strategic planning or marketing activities of the affiliate, division, business unit or segment that is engaged in Competitive Activities.

Section 7.2         Executive understands that the foregoing restrictions may limit his ability to engage in a business similar to the Company’s business in specific areas of the world for the Non-Competition Period, but acknowledges that he will receive sufficiently high remuneration and other benefits from the Company hereunder to justify such restriction.  In addition to any remedies provided under applicable law, if the Executive does breach the provisions of this Article VII following any termination of employment with the Company, the Company will be entitled to cease making payment and providing benefits otherwise required under Article IV of this Agreement; provided, that, if and for so long as Executive is disputing as to whether such breach has actually occurred, instead of ceasing to make payments and provide benefits, the Company shall set aside into an interest bearing account the amounts that would otherwise have been payable to Executive absent such breach under the terms of this Agreement and such amounts shall be delivered (with interest) to Executive upon a final determination by a court of competent jurisdiction that such breach has not occurred.  In the event that it is finally determined by a court of competent jurisdiction that a breach has occurred, the amounts placed in escrow shall be delivered back to the Company (with interest).

Section 7.3         It is expressly understood and agreed that the Company and Executive consider the restrictions contained in Section 7.1 hereof to be reasonable and necessary for the purposes of preserving and protecting the goodwill and proprietary information of the Company.  Nevertheless, if any of the aforesaid restrictions is found by a court having jurisdiction to be unreasonable, overbroad as to geographic area or time or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE VIII

SOLICITATION OF EMPLOYEES

During the Employment Term (including any Additional Term) and thereafter during the Non-Competition Period, Executive shall not, on his own behalf or on behalf of any other person, partnership, entity, association, or corporation, hire or solicit any non-clerical or non-secretarial employee of the Company or in any other manner encourage any non-clerical or non-secretarial employee of the Company to leave the employment of the Company, nor shall he use or disclose to any person, partnership, entity, association, or corporation any confidential information concerning the addresses or personal telephone numbers of any employees of the Company.  The foregoing provisions of this Article VIII shall not apply to general solicitations not specifically targeted at Company employees.

ARTICLE IX

MISCELLANEOUS

Section 9.1         NOTICES.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company to:	Investools Inc. 13947 South Minuteman Drive Draper, Utah 84020 Attention: Chairman of the Compensation Committee
If to Executive to:

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

Section 9.2         INDEMNIFICATION.  The Company shall, to the fullest extent permitted by law, indemnify the Executive for any liabilities resulting from or arising out of acts or omissions of the Executive in connection with the Executive’s service to the Company and any of its subsidiaries or affiliates.

Section 9.3         GROSS-UP PAYMENT.

(a)                                  In the event that the Executive shall become entitled to payments, distributions and/or benefits provided by this Agreement or any other amounts in the “nature of compensation,” whether pursuant to the terms of this Agreement, any other plan, arrangement or agreement with the Company, any person whose actions result in a change in ownership or effective control under Section 280G of the Code, or any person affiliated with the Company or such person, or otherwise (collectively, the “Company Payments”), and such Company Payments will be subject to the tax imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) or any interest or penalties that are incurred by Executive with respect to any such taxes (collectively, the “Excise Tax”), the Executive shall be entitled to an additional payment (the “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount equal to the Excise Tax imposed on the Company Payments.

(b)                                 Subject to the provisions of paragraph (c) below, all determinations required to be made under this Section, including whether and when a

                                                Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or, at the Executive’s option, any other nationally or regionally recognized firm of independent accountants selected by the Executive and approved by the Company, which approval shall not be unreasonably withheld, (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 20 business days after receipt of notice from the Company or Executive that there has been a Company Payment; provided that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive’s residence or place of employment (whichever is higher) in the calendar year in which such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates.  All fees and expenses of the Accounting Firm shall be paid solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to Executive (or to the appropriate taxing authority on Executive’s behalf) not later than the due date for the payment of any Excise Tax.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to paragraph (c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for Executive’s benefit.

(c)                                  Executive agrees to notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the

                                                Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive agrees to:

(i)                                     give the Company any information reasonably requested by the Company relating to such claim,

(ii)                                  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)                               cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)                              permit the Company to participate in any proceedings relating to such claim;

                                                PROVIDED, HOWEVER, that the Company agrees to bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this subsection (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount, provided that, to the extent the foregoing provision shall be deemed to create a loan of a personal nature in violation of Section 402 of the Sarbanes-Oxley Act of 2002, the provision for repayment shall be null and void.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)                                 If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section, Executive receives any refund with respect to such claim, Executive agrees to promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to subsection (c), a determination is made that Executive is not entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.  To the extent the foregoing provision shall be deemed to create a loan of a personal nature in violation of Section 402 of the Sarbanes-Oxley Act of 2002, the provision for repayment shall be null and void.

(e)                       For the avoidance of doubt, the provisions of this Section 9.3 apply during the Employment Term and thereafter.

Section 9.4         APPLICABLE LAW, JURISDICTION AND VENUE.  This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Utah, without regard to any otherwise applicable principles of conflicts of laws. Any suit by the Company to enforce any right hereunder or to obtain a declaration of any right or obligation hereunder may, at the sole option of the Company, be brought (i) in any court of competent jurisdiction in the State of Utah or (ii) in any court of competent jurisdiction where jurisdiction may be had over Executive.  Executive hereby expressly consents to the jurisdiction of the foregoing courts for such purposes and to the appointment of the Secretary of State for the State of Utah as his agent for service of process.

Section 9.5         NO WAIVER.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

Section 9.6         SEVERABILITY.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

Section 9.7         COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

Section 9.8         WITHHOLDING OF TAXES.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

Section 9.9             COMPLIANCE WITH IRC SECTION 409A.  Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board of Directors of the Company, that does not cause such an accelerated or additional tax.  The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section 9.9.

Section 9.10       NO MITIGATION.  The Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise.

Section 9.11       HEADINGS.  The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

Section 9.12       AFFILIATE.  As used in this Agreement, “affiliate” shall mean any person or entity which directly or indirectly through one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

Section 9.13       ASSIGNMENT.  This Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party except that vested rights to payment shall be subject to devise, and shall descend in accordance with applicable laws of inheritance.

Section 9.14       LEGAL FEES.  If either party institutes any legal action to enforce his or its rights under, or to recover damages for breach of this Agreement, the Company shall pay up to an aggregate of $25,000 of Executive’s reasonable actual expenses incurred in pursuit or defense of such legal action.  Executive shall submit documentation substantiating such expenses to the Company.  The Company shall reimburse Executive for any actual expenses for attorney’s fees and disbursements incurred by him in respect of the negotiation and execution of this Agreement.

Section 9.15 INDEPENDENT COUNSEL. The Executive acknowledges that he has received a copy of this Agreement, that he has read and fully understands this Agreement, and that he has been advised to seek legal counsel to aid in the understanding hereof and that he has retained legal counsel of his own choosing.

Section 9.16       TERM.   Termination of this Agreement pursuant to the provisions of Section 2.1 hereof shall not affect any right or obligation of either party hereto which is accrued or vested prior to or upon such termination or the rights and obligations set forth in Articles IV through IX hereof.

Section 9.17       ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no  agreement, statement, or promise relating to the employment of Executive by the Company, which is not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

Investools Inc.:

By:	/s/ Michael Goldsmith
MICHAEL GOLDSMITH
CHAIRMAN, COMPENSATION COMMITTEE
INVESTOOLS, INC.

EXECUTIVE:

/s/ Lee K. Barba
LEE K. BARBA